UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

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Date of report (Date of earliest event reported) October 26, 2005 (October 24, 2005)

Cendant Corporation
(Exact name of Registrant as specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation) 9 West 57th Street New York, NY (Address of principal executive office)	1-10308 (Commission File No.)	06-0918165 (I.R.S. Employer Identification Number) 10019 (Zip Code)
Registrant's telephone number, including area code (212) 413-1800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On October 24, 2005, Cendant Corporation (the "Company") announced that its Board of Directors has approved a plan to separate the Company into four companies--one for each of the Company's real estate, travel network, hospitality and vehicle rental businesses. In order to encourage the retention of key employees through the completion of the proposed separation, the Board of Directors of the Company, upon recommendation of the Company's Compensation Committee, approved a retention program pursuant to which restricted stock units ("RSUs") (including cash-based dividend equivalents relating to these units) and stock options granted during the period from 2003 to date, to the Company's employees, including the "named executive officers" (but not including the Company's Chairman and Chief Executive Officer, who was not granted any such awards during this period), will vest as follows, provided the employee remains in employment through the applicable vesting date:

•	upon completion of the proposed separation, 50% of all outstanding RSUs and stock options which had not previously vested will become vested, and

•
the remaining unvested RSUs and stock options will become vested at the earlier of six months following completion of the proposed separation and December 31, 2006 (in each case, subject to acceleration if a participant's employment is terminated under certain circumstances).

Under this program, those RSUs and stock options that vest based upon the attainment of performance goals will vest based on the assumption that performance goals have been met at 100% of target; accelerated vesting will not apply to the "above-target" portion of performance-based awards (which will be cancelled upon completion of the proposed separation).

As of October 24, 2005, (1) an aggregate of 23.7 million unvested RSUs were outstanding, of which 10.2 million were performance-based RSUs relating to "target performance, " 11.3 million were performance-based RSUs relating to "above-target" performance which will be cancelled, and 2.2 million were non-performance-based RSUs; and (2) an aggregate of 3.5 million unvested stock options were outstanding of which 0.8 million were performance-based options relating to target performance, 0.9 million were performance-based options relating to "above-target" performance which will be cancelled, and 1.8 million were non-performance-based options.

A portion of the currently unvested equity awards described above will vest in accordance with their existing terms prior to completion of the proposed separation.

 Although no action has been taken by our Compensation Committee, it is expected that all employee stock options, including options held by our current Chief Executive Officer, each other executive officer and each director, will be adjusted to reflect the transaction in an equitable manner, resulting in all options being treated equivalently to the treatment of shares of our common stock held by our stockholders at the time of separation. The result will be that each holder of Corporation options will receive options in each of the four new companies, but in a manner whereby the aggregate intrinsic value of the four new options following the transaction will equal the intrinsic value of the Corporation stock option prior to the transaction. No executive officer or director will receive different or preferential treatment with respect to the equitable adjustment of his or her outstanding options. Accordingly, options outstanding as a percentage of diluted shares outstanding for each of the four new companies resulting from the equitable adjustment of options outstanding on the date of separation will not be greater than the percentage applicable to the Corporation prior to the transaction.

No determinations have been made regarding new equity awards that may be granted to employees of the new companies, and no such determinations are expected to be made until it becomes necessary and appropriate to address employee retention and incentive issues. Neither the Corporation nor the four new companies will grant any new awards relating to the common stock of the four new companies to our current Chief Executive Officer in connection with the transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENDANT CORPORATION By: /s/ Eric J. Bock
Eric J. Bock Executive Vice President, Law and Corporate Secretary

Date: October 26, 2005